Exhibit 99.1

CDW Completes Acquisition of Sirius Computer Solutions

LINCOLNSHIRE, Ill., December 2, 2021 — CDW Corporation (Nasdaq: CDW) (“CDW” or “Company”), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that it has completed the acquisition of Sirius Computer Solutions, Inc. (“Sirius”), a leading provider of secure, mission-critical technology-based solutions, for $2.5 billion in cash, subject to certain adjustments. The transaction is expected to accelerate and enhance CDW’s services and solutions capabilities in key growth areas, including Hybrid Infrastructure, Security, Digital and Data Innovation, and Cloud and Managed Services, as well as add services scale, further balancing and diversifying CDW’s portfolio mix with enhanced profitability.

“We are excited to officially welcome the talented Sirius team to CDW. Through this transaction, we meaningfully expand and scale our services and solutions capabilities and further enhance our ability to solve customers’ increasing interconnected and complex technology challenges,” said Christine A. Leahy, president and chief executive officer, CDW. “The addition of Sirius strengthens our role as the trusted technology advisor to our customers, with the expertise and portfolio breadth, depth and scale to orchestrate complete customer-centric outcomes across the full technology solutions stack and lifecycle. I am confident in our ability to leverage our common values and collective unparalleled expertise to deliver the best customer and partner experiences and create value for CDW shareholders.”

Sirius President and Chief Executive Officer Joe Mertens said, “CDW and Sirius share common values and a commitment to delivering an outstanding customer experience. Together, we will have the ability to broaden our reach and deliver even more value to our customers, who we expect to benefit substantially from the accelerated services and solutions mix, scale and efficiency of the combined company.”

As previously announced, the transaction is expected to deliver gross margin, non-GAAP operating income (NGOI) margin1, and non-GAAP earnings per diluted share2 accretion. CDW has raised permanent financing for this transaction and has an initial net leverage ratio of approximately 3.3x3. The Company will continue to target deleveraging to approximately 2.5x to 3.0x by the end of 2022 in alignment with its capital allocation priorities.

About CDW

CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 11,000 coworkers. For the trailing twelve months ended September 30, 2021, CDW generated Net sales of over $20 billion. For more information about CDW, please visit www.CDW.com.

[1]

Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non- GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses.

[2]

Non-GAAP earnings per diluted share exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, and the associated tax effects of each.

[3]

Defined as the ratio of total debt at period-end excluding any unamortized discount and/or premium and deferred financing costs, less cash and cash equivalents, to trailing twelve-month Non-GAAP operating income plus depreciation and amortization in SG&A (excluding amortization expenses for acquisition-related intangible assets). Initial net leverage ratio is as of period-end September 30, 2021, combined with the incremental permanent financing for the transaction.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements, including statements related to the expected accretive effect of the acquisition, expected net leverage impact of the financing of the acquisition, deleveraging plans and our future prospects as a combined company, including market opportunity and services and solutions capabilities. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “potential,” “predict,” “project,” “target” and similar terms and phrases or future or conditional verbs such as “could,” “may,” “should,” “will,” and “would.” However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.

Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, include among others, the risk that anticipated benefits, including cost synergies and revenue synergies, from the acquisition may not be fully realized or may take longer to realize than expected, including that the transaction may not be accretive within the expected timeframe or to the extent anticipated; failure to successfully integrate Sirius; unanticipated costs of acquiring or integrating Sirius; the effect of the acquisition on our ability or Sirius’ ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; and other risk factors or uncertainties identified from time to time in CDW’s filings with the US Securities and Exchange Commission (“SEC”). All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements identified above and in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries	Media Inquires
Kevin White	Sara Granack
Director, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 419-7411
investorrelations@cdw.com	mediarelations@cdw.com

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